Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Applied DNA Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share (2)(3)	457(o)	—	—	$8,000,000.00	0.00014760	$1,180.80
Fees Previously Paid	Equity	Series A Warrants	457(g)	—	—	—	—	(4)
Fees Previously Paid	Equity	Series B Warrants	457(g)	—	—	—	—	(4)
Fees Previously Paid	Equity	Pre-Funded Warrants (3)	457(g)	—	—	—	—	(4)
Fees Previously Paid	Equity	Placement Agent Warrants	457(g)					(4)
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share, issuable upon exercise of Series A Warrants (2)	457(o)	—	—	$8,000,000.00	0.00014760	$1,180.80
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share, issuable upon exercise of Series B Warrants (2)	457(o)	—	—	$8,000,000.00	0.00014760	$1,180.80
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share, issuable upon exercise of Pre-Funded Warrants(2)(3)	457(o)	—	—	(3)	0.00014760	(3)
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share, issuable upon exercise of Placement Agent Warrants(5)	457(o)			$400,000	0.00014760	$59.04
	Total Offering Amounts					$24,400,000		$3,601.44
	Total Fees Previously Paid							3,601.44
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $8,000,000.00.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The placement agent warrants are exercisable for up to the number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock and pre-funded warrants, if any, sold in this offering at a per share exercise price equal to the exercise price of the Series A Warrants and Series B Warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the placement agent warrants is $400,000.00, which is equal to 100% of $400,000.00 (5.0% of the proposed maximum aggregate offering price of $8,000,000.00).